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                                                                  EXHIBIT (k)(i)


                      FORM OF  TRANSFER AGENCY, REGISTRAR
                    AND DIVIDEND DISBURSING AGENCY AGREEMENT


         AGREEMENT dated the ___ day of August, 2003, by and between SCUDDER RREEF REAL ESTATE FUND II, INC., a Maryland corporation (the "Fund"), and SCUDDER INVESTMENT SERVICE COMPANY, a Delaware corporation ("Service Company").

         WHEREAS, the Fund wants to appoint Service Company as transfer agent, dividend disbursing agent, and agent for the dividend reinvestment and cash purchase plan, and Service Company wants to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Scope of Appointment.

                  A. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Service Company to act as transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and dividend reinvestment and cash purchase plan agent, effective as of the date hereof.

                  B. Service Company hereby accepts such employment and appointment and agrees that it will act as the Fund's transfer agent, dividend disbursing agent, and dividend reinvestment and cash purchase plan agent.

                  C. Service Company agrees that it will perform the following services:

                           (1) Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

                           (2) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                           (3) Prepare and transmit payments for dividends and distributions declared by the Fund;

                           (4) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan in substantially the form attached as Exhibit C hereto, as amended from time to time;

                           (5) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by Service Company of indemnification satisfactory to Service Company, and, at its option, may issue replacement certificates in exchange for, and upon surrender of, mutilated certificates upon presentation thereof and without such indemnity.

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                  D.       In addition, Service Company agrees that it will
                           perform all the usual and ordinary services of transfer agent, dividend disbursing agent and dividend reinvestment and cash purchase plan agent, including, without limitation, as applicable, the following: issuing, transferring and canceling share certificates, maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, mailing notices to shareholders, withholding federal income taxes, preparing and mailing checks for disbursement of income and capital gains dividends, preparing and filing all required U.S. Treasury Department information returns for all shareholders, preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required, recording reinvestments of dividends and distributions in Fund shares, recording repurchases and redemptions of Fund shares, and preparing and mailing checks for payments upon repurchase and redemption and for disbursements to systematic withdrawal plan shareholders.

                  E. Service Company agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

                  F. The Fund agrees to use all reasonable efforts to deliver to Service Company in Kansas City, Missouri, as soon as they are available, all its shareholder account records.

         2.       Compensation and Expenses.

                  A. In consideration for the services provided hereunder by Service Company, the Fund will pay to Service Company from time to time the compensation set forth in a separate schedule to be agreed to by the Fund and Service Company. The initial agreement regarding compensation is attached as Exhibit A.

                  B. The Fund agrees to promptly reimburse Service Company for all reasonable out-of-pocket expenses or advances incurred by Service Company in connection with the performance of services under this Agreement including, but not limited to, postage (and first class mail insurance in connection with mailing share certificates); overnight delivery expenses; paper stock for reports and statements; stationery; forms, including tax forms, check forms, and continuous forms; proxy cards; envelopes; labels; cost of insertion of materials in mailing envelopes by outside firms; telephone line expenses incurred in answering inquiries from brokers, dealers or shareholders; record retention; database searches conducted to comply with Lost Shareholder rules; and proxy solicitations as required by the Fund. Service Company may, at its option,

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                           arrange to have various service providers submit
                           invoices directly to the Fund for payment of out-of-pocket expenses reimbursable hereunder.

                  C. Service Company shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Fund's Board announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

         3. Representations and Warranties of Service Company. Service Company represents and warrants to the Fund that:

                  A. It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                  B. It is duly qualified to carry on its business in the State of Missouri.

                  C. It is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

                  D. All requisite corporate action has been taken to authorize it to enter into and perform this Agreement.

                  E. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                  F. It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, and will perform its obligations under this Agreement in compliance with applicable law.

         4. Representations and Warranties of Fund. The Fund represents and warrants to Service Company that:

                  A. It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

                  B. It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

                  C. All requisite corporate action has been taken to authorize it to enter into and perform this Agreement.

                  D. It is a closed-end investment company registered under the Investment Company Act of 1940.

                                        3

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                  E.       To the extent required by federal securities laws, a
                           registration statement under the Securities Act of 1933 was made effective, and appropriate state securities law filings have been made with respect to all shares of the Fund offered for sale at any time and from time to time.

         5. Efficient Operation of Service Company System. In connection with the performance of its services under this Agreement, Service Company is responsible for the accurate and efficient functioning of its system at all times, including, as applicable:

                           (1) The accuracy of the entries in Service Company's records reflecting purchase and redemption orders and other instructions received by Service Company from dealers, shareholders, the Fund or its principal underwriter.

                           (2) The timely availability and the accuracy of shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from Service Company's records or data.

                           (3) The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund.

                           (4) The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, shareholders or the Fund or other authorized persons.

                           (5) The deposit daily in the Fund's appropriate special bank account of all checks and payments received from dealers or shareholders for investment in shares.

                           (6)      The requiring of proper forms of
                                    instructions, signatures and signature
                                    guarantees and any necessary documents
                                    supporting the rightfulness of transfers, redemptions, repurchases and other shareholder account transactions, all in conformance with Service Company's present procedures, with such changes as may be deemed reasonably appropriate by Service Company or as may be reasonably approved by or on behalf of the Fund.

                           (7) The maintenance of a current duplicate set of the Fund's essential or required records, as agreed upon from time to time by the Fund and Service Company, at a secure distant location, in form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

                                        4

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         6.       Indemnification.

                  A. The Fund shall indemnify and hold Service Company harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that Service Company has acted in good faith, without negligence and without willful misconduct, and without breach of any representation or warranty of Service Company hereunder.

                  B. Service Company shall indemnify and hold the Fund harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that the Fund has acted in good faith, without negligence and without willful misconduct, and without breach of any representation or warranty of the Fund hereunder.

                  C. In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which either party (the "Indemnifying Party") may be required to provide indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the Indemnifying Party of such assertion, and shall keep such party advised with respect to all developments concerning such claim. The Indemnifying Party shall be entitled to assume control of the defense and the negotiations, if any, regarding settlement of the claim. If the Indemnifying Party assumes control, the Indemnitee shall have the option to participate in the defense and negotiations of such claim at its own expense. The Indemnitee shall in no event confess, admit to, compromise, or settle any claim for which the Indemnifying Party may be required to indemnify it except with the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

         7.       Certain Covenants of Service Company and Fund.

                  A. The Fund shall promptly furnish to Service Company the following:

                           (1) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of Service Company as Transfer Agent, Dividend Disbursing Agent and Dividend Reinvestment and Cash Purchase Plan Agent, and the execution of this Agreement.

                           (2) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

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                           (3)      A copy of the Fund's most recent
                                    Registration Statement filed with the
                                    Securities and Exchange Commission.

                           (4) Specimens of the signatures of the officers of the Fund authorized to sign written instructions and requests on behalf of the Fund.

                  B. All requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which Fund's shares shall at the time be offered for sale and require registration. If at any time the Fund receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to Service Company.

                  C. Service Company hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of share certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. Further, Service Company agrees to carry insurance, as specified in Exhibit B hereto, with insurers reasonably acceptable to the Fund and in minimum amounts that are reasonably acceptable to the Fund, which will not be changed without the consent of the Fund, which consent shall not be unreasonably withheld, and which will be expanded in coverage or increased in amounts from time to time if and when reasonably requested by the Fund. If Service Company determines that it is unable to obtain any such insurance upon commercially reasonable terms, it shall promptly so advise the Fund in writing. In such event, the Fund shall have the right to terminate this Agreement upon 30 days notice.

                  D. To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Service Company agrees that all records maintained by Service Company relating to the services to be performed by Service Company under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

                  E. In case of any request or demand for the inspection of the Shareholder records of the Fund, Service Company will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Service Company reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

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                  F.       Service Company agrees to furnish the Fund annual
                           reports of its financial condition, consisting of a balance sheet, earnings statement and any other reasonably available financial information reasonably requested by the Fund. The annual financial statements will be certified by Service Company's certified public accountants.

                  G. Service Company represents and agrees that it will use all reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and will use all reasonable efforts to continue to modernize and improve its system without additional cost to Fund.

                  H. Service Company will permit the Fund and its authorized representatives to make periodic inspections of its operations at reasonable times during business hours.

                  I. If Service Company is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of Service Company, whether similar to the foregoing matters or not, then upon written notice to the Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, shall be suspended during the period of such disability; provided, however, that Service Company shall make reasonable effort to remove such disability as soon as possible. During such period, the Fund may seek alternate sources of service without liability hereunder; and Service Company will use all reasonable efforts to assist the Fund to obtain alternate sources of service. Service Company shall have no liability to the Fund for nonperformance because of the reasons set forth in this Section 7.I; but if a disability that, in Fund's reasonable belief, materially affects Service Company's ability to perform its obligations under this Agreement continues for a period of 30 days, then the Fund shall have the right to terminate this Agreement upon 10 days written notice to Service Company.

                  J. Service Company may apply to the Fund for instructions, and may consult with counsel to the Fund at the Fund's expense or with its own counsel at its own expense, with respect to any legal question arising in connection with the services contemplated by this Agreement. Service Company may act, or not act, in reliance upon such instructions or upon the opinion of counsel and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of counsel.

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         8.       Future Amendments of Articles of Incorporation and By-Laws.
                  Fund will promptly file with Service Company copies of all material amendments to its Articles of Incorporation and By-Laws and Registration Statement made after the date of this Agreement.

         9. Instructions, Opinion of Counsel and Signatures. At any time Service Company may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund at the expense of the Fund, or with its own legal counsel at its own expense, with respect to any matter arising in connection with the agency; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Service Company is authorized to act on the orders, directions or instructions of such persons as the Board of the Fund shall from time to time designate by resolution. Service Company will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and Service Company will not be held to have notice of any change of authority of any person so authorized by the Fund until receipt of written notice thereof from the Fund. Service Company will also be protected in recognizing share certificates that it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a Co-Transfer Agent or Co-Registrar.

         10. Records. Service Company will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to sub-paragraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.

         11. Disposition of Books, Records and Cancelled Certificates. Service Company will send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes and share certificates which have been cancelled in transfer or in exchange, upon the understanding that such books, documents, records, and share certificates will not be destroyed by the Fund without the consent of Service Company (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

         12.      Provisions Relating to Dividend Disbursing Agency.

                  A. Service Company will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by Service Company.

                  B. If the Fund wants to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to

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                           Service Company within a reasonable time prior to the
                           date of mailing of the dividend checks, at the expense of the Fund.

                  C. If the Fund wants its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to Service Company but the size and form of said envelopes will be subject to the approval of Service Company. If stamped envelopes are used, they must be furnished by Fund; or, if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

                  D. Service Company will maintain one or more deposit accounts as Agent for Fund, into which the funds for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn.

         13.      Termination of Agreement.


                  A. This Agreement may be terminated by either party upon sixty (60) days prior written notice to the other party.

                  B. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

                           (1) Any interruption or cessation of operations by Service Company or its assigns which materially interferes with the business operation of Fund.

                           (2) The bankruptcy of Service Company or its assigns or the appointment of a receiver for Service Company or its assigns.

                           (3) Any merger, consolidation or sale of substantially all the assets of Service Company or its assigns.

                           (4) The acquisition of a controlling interest in Service Company or its assigns, by any broker, dealer, investment adviser or investment company except as may presently exist.

                           (5) Failure by Service Company or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of Fund and which failure continues for thirty
                                    (30) days after written notice from the
                                    Fund.

                           (6) The registration of Service Company or its assigns as a transfer agent under the Securities Exchange Act of 1934 is revoked, terminated or suspended for any reason.

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                  C.       In the event of termination, the Fund will promptly
                           pay Service Company all amounts due to Service Company hereunder. Upon termination of this Agreement, Service Company shall deliver all shareholder and account records pertaining to the Fund either to the Fund or as directed in writing by the Fund.

         14.      Assignment.

                  A. Neither this Agreement nor any rights or obligations hereunder may be assigned by Service Company without the written consent of the Fund; provided, however, no assignment will relieve Service Company of any of its obligations hereunder.

                  B. This Agreement including, without limitation, the provisions of Section 6 will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

                  C. Service Company is authorized by the Fund to use the system services of DST Systems, Inc. and the system and other services, including data entry, of Administrative Management Group, Inc.

         15.      Confidentiality.

                  A. Except as otherwise required by law, Service Company will keep confidential all records of and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of the Fund.

                  B. Except as otherwise required by law, the Fund will keep confidential all financial statements and other financial records (other than statements and records relating solely to the Fund's business dealings with Service Company) and all manuals, systems and other technical information and data, not publicly disclosed, relating to Service Company's operations and programs furnished to it by Service Company pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of Service Company. Notwithstanding anything to the contrary in this Section, if an attempt is made pursuant to subpoena or other legal process to require the Fund to disclose or produce any of the aforementioned manuals, systems or other technical information and data, Fund shall give Service Company prompt notice thereof prior to disclosure or production so that Service Company may, at its expense, resist such attempt.

         16. Survival of Representations and Warranties. All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.

         17.      Miscellaneous.

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                  A.       This Agreement is executed and delivered in the State
                           of New York and shall be governed by the laws of said state.

                  B. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

                  C. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  D. This Agreement shall become effective as of the date hereof.

                  E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  F. If any part, term or provision of this Agreement is held by the courts to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

                  G. This Agreement, together with the Exhibits, is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties.

                                       11

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officer as of the day and year first set forth above.

                                       SCUDDER RREEF REAL ESTATE FUND II, INC.

                                       By:  ____________________________________
                                       Name:
                                       Title:

                                       SCUDDER INVESTMENT SERVICE COMPANY

                                       By:  ____________________________________
                                       Name:
                                       Title:

                                           12

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                                    EXHIBIT A

                                  FEE SCHEDULE

-    Minimum annual fee of $16,200

- If Fund exceeds the minimum annual fee, an annual per account charge, as follows:

     $7.50 per open account
     $2.50 per closed account

Out-of-pocket expenses will be reimbursed by the Fund in accordance with paragraph 2.B of this Agreement.

Items not included in the services and fees set forth in this Agreement, including, but not limited to, services associated with stock splits, rights offerings, or other special projects, will be billed separately after a review of the requirements and scope of the services to be provided.

The term of this fee schedule is for a period of three years, commencing from the effective date of the Agency Agreement.

                                    EXHIBIT B

                               INSURANCE COVERAGE

DESCRIPTION OF POLICY:

BROKERS BLANKET BOND, STANDARD FORM 14

Covering losses caused by dishonesty of employees, physical loss of securities on or outside of premises while in possession of authorized person, loss caused by forgery or alteration of checks or similar instruments.

ERRORS AND OMISSIONS INSURANCE

Covering replacement of destroyed records and computer errors and omissions.

SPECIAL FORGERY BOND

Covering losses through forgery or alteration of checks or drafts of customers processed by insured but drawn on or against them.

MAIL INSURANCE (APPLIES TO ALL FULL SERVICE OPERATIONS)

Provides indemnity for the following types of securities lost in the mails:

-    Non-negotiable securities mailed to domestic locations via registered mail.

- Non-negotiable securities mailed to domestic locations via first-class or certified mail.

-    Non-negotiable securities mailed to foreign locations via registered mail.

-    Negotiable securities mailed to all locations via registered mail.